EXHIBIT 15

To the Board of Directors and Shareholders of
The Allstate Corporation:

    We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim condensed consolidated financial statements of The Allstate Corporation and subsidiaries for the three-month and six-month periods ended June 30, 2000 and 1999, as indicated in our report dated August 7, 2000; because we did not perform an audit, we expressed no opinion on such financial statements.

    We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, is incorporated by reference in Registration Statement Nos. 333-39640, 333-34583, 333-61817 and 333-95821 on Form S-3 and Registration Statement Nos. 33-77928, 33-93758, 33-93760, 33-93762, 33-99132, 33-99136, 33-99138, 333-04919, 333-16129, 333-23309, 333-40283, 333-40285, 333-40289 and 333-30776 on Form S-8.

    We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Chicago, Illinois
August 7, 2000

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